Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors of Equity One, Inc.
North Miami Beach, Florida:

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of the Boston Properties (the “Properties”) for the year ended December 31, 2003. This Statement is the responsibility of the management of Equity One, Inc. (the “Company”). Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of a Form 8-K of the Company) as, described in Note 1 to the Statement, and is not intended to be a complete presentation of the Properties revenues and expenses.

In our opinion, such Statement presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 to the statement of revenues and certain operating expenses for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Certified Public Accountants

Miami, Florida
October 22, 2004

BOSTON PROPERTIES
STATEMENT OF REVENUES
AND CERTAIN OPERATING EXPENSES
(Amounts in thousands)

	Six Months Ended June 30, 2004 (unaudited)	Year Ended December 31, 2003

REVENUES:

Minimum rental	$3,677	7,362
Expense recoveries	36	109

Total revenues	3,713	7,471

CERTAIN OPERATING EXPENSES:
Real estate taxes	16	32
Maintenance and repairs	12	51
Utilities	3	10
Insurance	-	4
Other operating	5	13

Total certain operating expenses	36	110

EXCESS OF REVENUES OVER CERTAIN OPERATING EXPENSES	$3,677	$7,361

See accompanying notes to the statement of revenues and certain operating expenses.

BOSTON PROPERTIES
NOTES TO STATEMENT OF REVENUES
AND CERTAIN OPERATING EXPENSES
(Amounts in thousands)

1.	ORGANIZATION AND BASIS FOR PRESENTATION

The accompanying statement of revenues and certain operating expenses (the “Statement”) relate to a portfolio of six properties located in and around Boston, Massachusetts (the “Boston Properties”), aggregating approximately 391,000 square feet. The Boston Properties were acquired effective October 7, 2004 by Equity One, Inc. (the “Company”). The properties were acquired for approximately $119.8 million, consisting of approximately $107.7 million in cash and the assumption of a $12.1 million fixed rate mortgage. The interest rate on the fixed rate mortgage is 8.69% per annum. The cash consideration was funded from cash on hand and the Company’s existing revolving credit facility.

The Statement is prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the Statement is not representative of the actual operations to the Boston Properties for the periods presented as certain operating expenses, which may not be comparable to the operating expenses expected to be incurred in future operations to the Boston Properties, have been excluded. Such items include depreciation, amortization, interest expense, and interest income.

The results of operations for the six-month period ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full year.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue comprise minimum rents and expense reimbursements. Rental income is recognized as earned. Expense reimbursements are recognized in the period that the applicable costs are incurred. The Boston Properties accounts for these leases as operating leases as to the Boston Properties has retained substantially all risks and benefits of property ownership.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The results of operations for the six-month period ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full year.

BOSTON PROPERTIES
NOTES TO STATEMENT OF REVENUES
AND CERTAIN OPERATING EXPENSES
(Amounts in thousands)

3.	LEASING ACTIVITIES

The Boston Properties have noncancellable operating leases with tenants requiring monthly payments of specified minimum rent. The leases require reimbursement by the tenant of substantially all operating expenses of the Boston Properties. Future minimum rental commitments under the noncancellable operating leases at December 31, 2003 are as follows:

Year Ending December 31,

2004	$7,314
2005	7,519
2006	8,153
2007	8,307
2008	8,380
Thereafter	62,284

$101,957